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                                                                   EXHIBIT 21(l)

                      [CREDIT ACCEPTANCE CORPORATION LOGO]


                         CREDIT ACCEPTANCE CORPORATION


             SCHEDULE OF CREDIT ACCEPTANCE CORPORATION SUBSIDIARIES


The following is a list of subsidiaries as of the date of this filing of Credit Acceptance Corporation, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as defined by the Securities and Exchange Commission Regulation S-X.

     Credit Acceptance Corporation Life Insurance Company

     Buyers Vehicle Protection Plan, Inc.

     AutoNet Finance Company.com, Inc.

     CAC Funding Corp.

     CAC Leasing, Inc.

     CAC Reinsurance, Ltd.

     Vehicle Remarketing Services, Inc.

     Credit Acceptance Corporation UK Limited

     CAC of Canada, Limited

     Credit Acceptance Corporation Ireland Limited